Exhibit 107

Calculation of Filing Fee Table

Table 1 - Transaction Valuation

	Transaction valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$252,172,666.20	(1)	0.0000927	$23,376.41	(2)
Fees Previously Paid	$252,172,666.20			$23,376.41	(3)
Total Transaction Valuation	$252,172,666.20
Total Fees Due for Filing				$0

Total Fees Previously Paid				$23,376.41
Total Fee Offsets				$23,376.41

Net Fee Due				$0

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM 14A	001-35355	June 2, 2022		$23,376.41
Fee Offset Sources	Manning & Napier, Inc.	PREM 14A	001-35355		June 2, 2022		$23,376.41(3)

(1)

For purposes of calculating the fee only, this amount is based upon the sum of (a) 19,124,332 shares of Class A Common Stock of Manning & Napier, Inc., par value $0.01 per share (the “Shares”), multiplied by $12.85 per Share, (b) 0 shares of Class B Common Stock multiplied by $12.85 per Share and (c) rollover options to purchase 500,000 Shares, multiplied by $12.85 per Share.

(2)

The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2022, was calculated by multiplying $252,172,666.20 by 0.0000927.

(3)	The Company previously paid $23,376.41 upon the filing of its Preliminary Proxy Statement on Schedule 14A on June 2, 2022 in connection with the transaction reported hereby.